Free Writing Prospectus

Dated April 9, 2019

Filed Pursuant to Rule 433(d)

Registration No. 333-228379

Registration No. 333-228379-02

$1.365bn CarMax Auto Owner Trust (CARMX) 2019-2

Joint-Leads: RBC (str), BAML, Mizuho

Co-Managers: MUFG, Scotiabank, SMBC, TD

CLS	AMT($MM)	WAL	S&P/F	PWIN	L.FIN		SPREAD	YLD%	CPN%	PRICE
A1	281.00	0.32	A-1+/F-1+	1-8	04/20	IntL+	1	2.60448		100.00000
A2A	359.50	1.23	AAA/AAA	8-23	07/22	EDSF+	18	2.710	2.69	99.99421
A2B	100.00	1.23	AAA/AAA	8-23	07/22	1mL+	20			100.00000
A3	429.12	2.69	AAA/AAA	23-44	03/24	IntS+	32	2.699	2.68	99.98978
A4	101.64	3.88	AAA/AAA	44-48	12/24	IntS+	45	2.788	2.77	99.99288
B	38.32	3.99	AA/AA	48-48	12/24	IntS+	70	3.036	3.01	99.97381
C	32.16	3.99	A/A	48-48	02/25	IntS+	85	3.186	3.16	99.98107
D	23.26	3.99	BBB/BBB	48-48	10/25	IntS+	110	3.436	3.41	99.99384

Transaction Details:

Offered	: $1,365,000,000	Registration	: SEC Registered
Exp. Pricing	: PRICED	Pricing Speeds	: 1.3% ABS to 10% Call
Exp. Settle	: 04/17/19	ERISA Eligible	: Yes
First Pay	: 05/15/19	Min Denoms	: $5k x $1k
Exp. Ratings	: S&P, Fitch	Bill & Deliver	: RBC
BBG Ticker	: CARMX 2019-2

-Available Materials-

Attached Materials : Preliminary Prospectus, Ratings FWP, Intex CDI

Intex Dealname : RBCCARX1902_LP

Password : JKXA

DealRoadshow : www.dealroadshow.com

Password : CARMX192

Cusips:

A1 - 14316LAA1

A2A - 14316LAB9

A2B - 14316LAH6

A3 - 14316LAC7

A4 - 14316LAD5

B - 14316LAE3

C - 14316LAF0

D - 14316LAG8

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.